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                                                                    Exhibit 10.1

                                EARNOUT AGREEMENT

     This Earnout Agreement (this "Agreement") is entered into effective as of April 4, 2006 (the "Effective Date") by and between The Magna Carta Group, L.L.C., a Louisiana limited liability company (hereinafter "Seller"), and Genesis Crude Oil, L.P., a Delaware limited partnership (hereinafter "Buyer"). Seller and Buyer are sometimes individually referred to herein as a "Party" and collectively as "Parties."

                                    RECITALS

     WHEREAS, Seller has this date sold to Buyer a fifty percent (50%) membership interest (the "Ownership Interest Purchased") in Sandhill Group, L.L.C. (the "Company"), pursuant to the terms of that certain Purchase and Sale Agreement for Membership Interest in Sandhill Group, L.L.C. between The Magna Carta Group, L.L.C. and Genesis Crude Oil, L.P. dated March 24, 2006 (the "PSA");

     WHEREAS, the PSA provides that a portion of the purchase price is to be calculated and paid by Buyer to Seller as an earnout based upon (i) the amount of the Distributable Cash before Reserves (hereinafter defined) achieved by the Company over the Term (hereinafter defined), and (ii) the amount of Distributions (hereinafter defined) declared and paid by the Company to its Members over the Term; and

     WHEREAS, Seller and Buyer have agreed that determination and payment of the earnout contemplated by the PSA is to be in accordance with the terms of this Agreement.

     NOW, THEREFORE, in consideration of the premises and of the respective covenants and provisions herein contained, Seller and Buyer agree as follows:

                                   ARTICLE I.
                                   DEFINITIONS

     For purposes of this Agreement, the following terms shall have the meanings set forth below.

1.1 "Distributable Cash" means, with respect to any Fiscal Year, Net Cash Provided by Operating Activities as set forth in the Statement of Cash Flows to the Audited Financial Statements for the period, excluding adjustments for changes to working capital accounts and excluding adjustments for Reserves, and less the Investing and Financing Payments Related to the Pre-Closing Business.

1.2 "Distributions" means the aggregate amount of distributions declared and paid by the Company to its Members during any Fiscal Year.

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1.3 "Fiscal Year" means, with respect to the Company, the period beginning
January 1 and ending December 31 of each year. For the Fiscal Year ending December 31, 2006, the Fiscal Year shall include Distributable Cash and Distributions computed for the entire twelve (12) months ending December 31, 2006, notwithstanding that the Term begins on the Effective Date. The Fiscal Year shall not refer to any period prior to January 1, 2006.

1.4 "Investing and Financing Payments Related to the Pre-Closing Business" means principal payments on long term debt and capital leases and payments for capital expenditures, in each case, to sustain the business of the Company as it existed prior to January 1, 2006, rather than for growth from and after January 1, 2006. Such payments shall include both payments made during the Fiscal Year and any amounts due and payable at the Fiscal Year end, but shall not include payments made during the Fiscal Year that were due and payable at year end for the preceding Fiscal Year.

1.5 "Reserves" means the amount set aside from Distributable Cash that is necessary and appropriate in the reasonable discretion of the Management Committee to (i) provide for the proper conduct of the business of the Company (including reserves for future capital expenditures and for anticipated future credit needs of the business of the Company) subsequent to such quarter, (ii) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which the Company is a party or by which it is bound or its assets subject, or (iii) provide funds for distributions in respect of any one or more of the next four quarters.

1.4 Term. The period commencing on the Effective Date and continuing until December 31, 2012.

                                   ARTICLE II.
                                 EARNOUT PAYMENT

2.1 Nature of Earnout Payments.

(a) Buyer shall pay to Seller one million dollars ($1,000,000.00) (the "First Earnout Payment"), if each of the following conditions are met:

     (i)  If, for any Fiscal Year(s) during the Term,

     (ii) average annual Distributable Cash before Reserves for the preceding Fiscal Year(s) back to and including the Fiscal Year ended December 31, 2006, exceeds $1,500,000, and

     (iii) average annual Distributions for the same period exceeds $1,200,0000.

(b) Buyer shall pay to Seller one million dollars ($1,000,000.00) (the "Second Earnout Payment", and collectively with the First Earnout Payment, the "Earnout Payments"), if each of the following conditions are met:

     (i)  If, for any Fiscal Year(s) during the Term,


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     (ii) average annual Distributable Cash before Reserves for the preceding
          Fiscal Year(s) back to and including the Fiscal Year ended December 31, 2006, exceeds $2,000,000, and

     (iii) average annual Distributions for the same period exceeds $1,600,0000.

(c) The calculation of Distributable Cash would be adjusted to exclude the effect of renegotiating the terms of principal payments under the long term indebtedness of the Company as of the Effective Date of this Agreement, to the extent such modification results in the deferral of principal payments. In effect, deferring principal payments shall not result in improved Distributable Cash before Reserves for purposes of these calculations.

(d) The maximum number of Earnout Payments due from Buyer is limited to two (2) payments totaling two million dollars ($2,000,000.00) in the aggregate.

2.2 Period for Payment. The Earnout Payments shall be due and payable by Buyer within forty five (45) days after receipt of the Earnout Computation for each Fiscal Year, subject to the dispute resolution procedures described in Section
3.2. If a Party disputes the Earnout Computation in accordance with the terms of
Section 3.2, then the Earnout Payments shall be due within ten (10) days following the resolution of such dispute by agreement of the Parties or by issuance of a final arbitration award, as applicable.

                                  ARTICLE III.
                COMPUTATION OF DISTRIBUTABLE CASH BEFORE RESERVES

3.1 Manner of Computation. For purposes of this Agreement, "Distributable Cash before Reserves" of the Company for any Fiscal Year shall mean its Distributable Cash as defined in Section 1.1 above, before, and without taking into account, any reduction for the Reserves. Distributable Cash before Reserves shall be determined initially by the Seller, following the issuance of the audited financial statements of the Company for the applicable Fiscal Year, and Seller shall obtain input in computing the Distributable Cash before Reserves both from the firm of independent certified public accountants engaged by the Company for purposes of the Company's audit ("Sandhill's Accountants") and from the Management Committee of the Company. In determining the Distributable Cash before Reserves:

(a) Distributable Cash before Reserves shall be computed without regard to "extraordinary items" of gain or loss as that term shall be defined in GAAP;

(b) Distributable Cash before Reserves shall not include any gains, losses or profits realized from the sale of any assets other than in the ordinary course of business; and

(c) No deduction shall be made for legal or accounting fees and expenses arising out of this Agreement or the PSA.


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3.2 Time of Determination.

(a) The Distributable Cash before Reserves, the Distributions and the average annual amounts of each for the applicable preceding Fiscal Year(s) shall be determined promptly after the close of each Fiscal Year over the Term, but in any event within ninety (90) days following the close of each Fiscal Year, by Seller, after consultation with Sandhill's Accountants and the Management Committee of the Company (the "Earnout Computation"), and each Party shall reasonably cooperate with each other and with Sandhill's Accountants so that Seller can promptly prepare the Earnout Computation on or before the ninety (90) day period. Copies of the Earnout Computation shall be submitted in writing to Buyer and, unless Buyer notifies Seller within thirty (30) days after receipt of the Earnout Computation that it objects to the Earnout Computation set forth therein, the Earnout Computation shall be binding and conclusive for the purposes of this Agreement. Each Party shall have access to the books and records of the Company and to Sandhill's Accountants' workpapers during regular business hours to verify the Earnout Computation.

(b) If either Seller or Buyer notifies the other in writing within thirty (30) days after receipt of the Earnout Computation that it objects to the Earnout Computation, the Earnout Computation shall be determined by negotiation between Seller and Buyer. If Seller and Buyer are unable to reach agreement within thirty (30) days after such notification, the determination of the Earnout Computation shall be resolved in accordance with the dispute resolution procedures set forth in Section 7.11 and Schedule 7.11 of the PSA, which provisions are incorporated herein by reference; provided, however, the Parties shall split equally the costs and expenses of the arbitrator(s) pending the final award of such arbitrator(s) pursuant to Schedule 7.11.

                                   ARTICLE IV.
                                  MISCELLANEOUS

4.1 Benefit of Parties. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. This Agreement shall not be assignable by either Party without the express written consent of the other Party; the consent of which shall not be unreasonably withheld.

4.2 Entire Agreement. This Agreement (including any document referred to herein) constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings between the Parties with respect thereto.

4.3 Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


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4.4 Cooperation. During the Term, each Party will cooperate with and assist the other party in taking such acts as may be appropriate to enable all parties to effect compliance with the terms of this Agreement and to carry out the true intent and purposes hereof.

4.5 Notices. All notices and consents required under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered by hand,
(b) when sent by facsimile (with receipt confirmed), provided that a copy is promptly thereafter mailed in the United States of America by first class postage prepaid mail, (c) when received by the addressee, if sent by Express Mail, Federal Express, other express delivery service (receipt requested) or by such other means as the Parties may agree from time to time or (d) five (5) Business Days after being mailed in the United States of America, by first class postage prepaid registered or certified mail, return receipt requested; in each case to the appropriate address and facsimile number set forth below (or to such other address and facsimile number as a Party may designate as to itself by notice to the other Party):

     (i)  if to Seller:

          Magna Carta Group, L.L.C.
          3295 Highway 80
          Brandon, MS 39042
          Attention: Charles H. Simpson, Managing Member
          Phone: (601) 591-4030
          Fax: (601) 591-4020

     (ii) if to Buyer:

          Genesis Crude Oil, L.P.
          500 Dallas, Suite 2500
          Houston, TX 77002
          Attention: Mark Gorman
          Phone: (713) 860-2502
          Fax: (713) 860-2636

Each Party shall have the right upon giving ten (10) Business Days prior written notice to the other in the manner hereinabove provided, to change its address for purposes of notice.

4.6 Waiver of Compliance. The Party for whose benefit a warranty, representation, covenant or condition is intended may, in writing, waive any inaccuracies in the warranties, representations, covenants or conditions contained in this Agreement or waive compliance with any of the foregoing and so waive performance of any of the obligations of the other Party hereto and any defaults hereunder, provided, however, that such waiver shall not affect or impair the waiving Party's rights in respect to any other warranty, representation, covenant, condition or default hereunder.


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4.7 Index and Captions. The captions of the Articles and Sections of this
Agreement are solely for convenient reference and shall not be deemed to affect the meaning or interpretation of any Article or Section hereof

4.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Mississippi as applied to contracts made and performed entirely within the State of Mississippi, without regard to choice or conflicts of laws principles (whether of Mississippi or any other jurisdiction).

4.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

4.10 Subordination to PSA. This Agreement is ancillary to the PSA. To the extent this Agreement is in conflict with the PSA, the terms and provisions of the PSA shall control.

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its authorized representatives as of the Effective Date.

                                        THE MAGNA CARTA GROUP, L.L.C.


                                        By: /s/ Charles H. Simpson
                                            ------------------------------------
                                        NAME: Charles H. Simpson
                                        TITLE: Managing Member/Manager


                                        GENESIS CRUDE OIL, L.P.

                                        By Genesis Energy, Inc. its general
                                        partner


                                        By: /s/ Mark J. Gorman
                                            ------------------------------------
                                        NAME: Mark J. Gorman
                                        TITLE: President


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